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                                                                  Exhibit 99.1



                                                       NATIONAL CITY CORPORATION
                                                       P.O. Box 5756
[NATIONAL CITY LOGO]                                   Cleveland, OH 44101-0756

                                                       NEWS RELEASE

FOR MORE INFORMATION CONTACT

ANALYST INQUIRIES:                           MEDIA INQUIRIES:
------------------                           ----------------

Thomas A. Richlovsky                         Dan Shingler
National City Corporation                    National City Corporation
(216) 575-2126                               (216) 575-2441

Karen Kasper                                 Dan Rozelle
For Wayne National Corporation               Fort Wayne National Corporation
(219) 426-0555 ext. 2513                     (219) 426-0555 ext. 2950

PHOTOS AVAILABLE UPON REQUEST

                              FOR IMMEDIATE RELEASE

                      NATIONAL CITY CORPORATION TO ACQUIRE
                      ------------------------------------
                        FORT WAYNE NATIONAL CORPORATION
                        -------------------------------

         CLEVELAND, OHIO--January 12, 1998--National City Corporation (NYSE:NCC) today announced the signing of a definitive agreement to acquire Fort Wayne National Corporation (NASDAQ:FWNC), significantly expanding its banking presence in northern Indiana. Fort Wayne National has assets of $3.3 billion.

         Under the terms of the agreement, Fort Wayne National shareholders will receive .75 shares of National City common stock for each share of Fort Wayne National common stock in a tax free exchange. Based on National City's closing stock price of $59.25 per share on January 9, 1998, the transaction has a total value of $800 million and represents an exchange value of $44.44 for each common share of Fort Wayne National Corporation.

         National City had previously announced, on December 1, 1997, the signing of a definitive agreement to merge with First of America Bank Corporation, of Kalamazoo, Michigan. On a pro-forma basis, given the effect of both transactions, the combined company will have assets of $78.2 billion and deposits of $50.9 billion. The transactions will make National City the second largest bank in Indiana, with deposits totaling $7.7 billion.

         Subject to regulatory and stockholder approvals, the acquisition of Fort Wayne National is expected to close early in the second quarter of 1998.

         Davis A. Daberko, chairman and chief executive officer of National City, stated, "I am very pleased to announce this transaction. Coupled with our pending merger with First of America, we will have excellent opportunities to grow in Indiana, which we have long seen as an extremely attractive geographic region for our core businesses."

         M. James Johnston, chairman and chief executive officer of Fort Wayne National Corporation, stated, "Partnering with National City reflects our strong commitment to our customers and our shareholders. We believe National City will provide a more competitive product set, as well as the resources to provide our customers with the most up-to-date technology and conveniences. National City also has a long history of consistently providing high returns to its shareholders."
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         The integration of Fort Wayne National will be led by National City
Vice Chairman and Chief Financial Officer Robert G. Siefers, who is also coordinating the merger of First of America. The acquisition of Fort Wayne National is expected to add to National City's earnings, beginning in 1999.

         Cost savings are expected to be achieved in the first full year of operation from consolidation of staff functions and back-office processing. National City also expects to achieve revenue enhancements by exporting its products and services to Fort Wayne National's markets, especially to its middle-market commercial customers. As with all financial projections, there are factors that could cause the actual results to differ materially from such estimates, such as changes in economic conditions and other factors.

         Underscoring its commitment to the employees and customers of Fort Wayne National, National City has committed to moving 100 jobs to the northern Indiana market. National City will also establish a $5 million charitable foundation to benefit all of Fort Wayne National's communities. The foundation will be administered by a board of trustees under the leadership of Mr. Johnston.

MANAGEMENT STRUCTURE

         M. James Johnston, chairman and CEO of Fort Wayne National, will become area president for National City's northern Indiana banking region, reporting to Chris Graffeo, president and CEO of the Indiana bank.

PROFILE OF FORT WAYNE NATIONAL CORPORATION

         Fort Wayne National Corporation (NASDAQ:FWNC), headquartered in Fort Wayne, Indiana, is a $3.3 billion bank holding company which has $2.0 billion in loans and $2.4 billion in deposits. The company engages in retail and commercial banking, primarily through its network of 64 branches throughout northern Indiana.

PROFILE OF NATIONAL CITY CORPORATION

         National City Corporation (NYSE:NCC) is a $53 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Indiana, Kentucky and Pennsylvania. On December 1, 1997, National City announced a definitive agreement to merge with First of American Bank Corporation, a $22 billion asset bank holding company headquartered in Kalamazoo, Michigan. That transaction is expected to close in the second quarter 1998, subject to regulatory and stockholder approval. National City can be found on the world wide web at www.national-city.com.

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